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                                                                    EXHIBIT 23.7



ACCOUNTANT'S AWARENESS LETTER


Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549


We are aware that our reports dated July 6, 2001 on our review of the interim financial statements of Return Assured, Inc. and Subsidiaries as of May 31, 2001 and for the three month and nine month periods ended May 31, 2001 and included in this Form 10-Q for the quarter ended May 31, 2001 is incorporated by reference in the Company's Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 5, 2001